Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

GS WTI Oil Enhanced Strategy Notes Due November 9, 2007
Final Term Sheet

Aggregate Principal Amount:	$12,735,000
Trade Date:	October 25, 2006
Original Issue Date:	November 8, 2006
Stated Maturity Date:
November 9, 2007, unless such day is not a Business Day in which case the Stated Maturity Date will be the next following Business Day unless the next day that is a Business Day falls in the next calendar month, in which case the Stated Maturity Date shall be the immediately preceding Business Day (subject, in each case, to the effect of any Market Disruption Event).
Determination Date:	5 Business Days prior to the Stated Maturity Date, subject to the effect of any Market Disruption Event.
Initial Issue Price:	100.00%
Underwriting commission:	0.25%
Proceeds to Issuer:	99.75%
Initial Strategy Level:	856.50
Maximum Redemption Amount:	127% of the Principal Amount
CUSIP:	00254EBU5

        The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.

        Annex 1—Examples of Redemption Amounts at Maturity (Percentage of Principal Amount):

Final Strategy Level	Percentage Change in Strategy	Percentage of Principal Amount	Annual Yield (%)
1,113.45	30.00%	127.00%	27.00%
1,027.80	20.00%	127.00%	27.00%
942.15	10.00%	127.00%	27.00%
933.59	9.00%	127.00%	27.00%
925.02	8.00%	124.00%	24.00%
916.46	7.00%	121.00%	21.00%
907.89	6.00%	118.00%	18.00%
890.76	4.00%	112.00%	12.00%
873.63	2.00%	106.00%	6.00%
856.50	0.00%	100.00%	0.00%
813.68	-5.00%	95.00%	-5.00%
770.85	-10.00%	90.00%	-10.00%
728.03	-15.00%	85.00%	-15.00%
642.38	-25.00%	75.00%	-25.00%
428.25	-50.00%	50.00%	-50.00%
214.13	-75.00%	25.00%	-75.00%
0.00	-100.00%	0.00%	-100.00%